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                                                                    EXHIBIT 99.1


NEWS RELEASE

(BW)(IXC-COMMUNICATIONS)(IIXC) IXC Takes Equity Stake in
AppliedTheory to Help Build Next Generation Internet Backbone

     Business Editors/Computer Writers

     AUSTIN, Texas -- (BUSINESS WIRE) -- May 27, 1998 --

          Industry Leading "Emerging Carrier" Continues Network Services Expansion by Purchasing Stake in New York-based ISP

     IXC Communications, Inc. (NASDAQ:IIXC) today announced it has purchased a 34 percent stake in the New York-based ISP, AppliedTheory Communications, Inc.

     The addition of AppliedTheory's team of Internet experts, including some who were involved in the Internet's original development, strongly positions IXC to build the next generation IP technical infrastructure to meet the explosive demand for data communications such as multimedia and real-time video applications.

     "IXC's investment in AppliedTheory is an important strategic step in our ongoing effort to deliver a comprehensive set of network-based communications solutions to customers," said Ben Scott, chairman, president and CEO at IXC.

     "A strong Internet offering built for the future is another key component in IXC's product mix for our wholesale, retail and international markets."

     The agreement between IXC and AppliedTheory allows each company to build on the other's core competencies in order to deliver complete communications services to the market. IXC gains critical Internet expertise and AppliedTheory gains access to one of the newest, most advanced fiber networks to immediately begin building an international network with multiple data centers, and support for Web hosting.

     In addition to IXC's 34 percent stake, AppliedTheory has sold an additional 17 percent of the company to Grumman Hill Investments III. Grumman Hill is a private equity firm, and an investor in IXC, focused on building management teams that aggressively grow the values of their businesses.

     AppliedTheory was formed in 1996 by the not-for-profit organization, NYSERNet, which came into being in 1985 and is one of the architects of today's commercial Internet. By virtue of this heritage, and services it designed to satisfy New York State's research and education community, AppliedTheory delivers high performance, high quality Internet services to meet the needs of a pioneering customer base.

     IXC and AppliedTheory together will offer unsurpassed, high performance communications services to businesses and leading edge institutions like those affiliated with Internet 2, which seek Next Generation Internet capabilities.

     "Through this strategic alliance, AppliedTheory and IXC have the opportunity to deploy a new generation of Internet technology," said Richard Mandelbaum, president and CEO of AppliedTheory.

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     "We are poised to build the world's first terabit per second network and thereby help assuage the Internet's insatiable appetite for more bandwidth.
With IXC's network expertise, we can move quickly to provide more capacity to commercial and academic users as well as other ISPs, CLECs and cable operators."

     AppliedTheory specializes in high-speed Internet access, Web-hosting and Web-enabled database integration, serving such clients as the Bank of New York, General Electric, the University of Rochester, the U.S. Department of Labor, and Eastman Kodak. More information about AppliedTheory Communications, Inc. is available via its Web site at http://www.appliedtheory.com.

     IXC's network-based delivery solutions are designed to address the speed and capacity requirements of the global communications market. Having recently completed the U.S.'s first new coast-to-coast fiber optic network in a decade, IXC Communications, Inc. is at the forefront of the industry's new class of emerging carriers.

     IXC's offerings include private line, broadband, Internet and long distance switched and dedicated services. IXC is a publicly traded company listed on the Nasdaq under the symbol IIXC. IXC's Web site is located at www.ixc-comm.com.

     CONTACT: IXC Communications, Inc.
              James F. Guthrie, 512/427-3731 (Investor Contact) jguthrie@ixc-comm.com
              Melissa Jackson, 512/231-5247 (Media Contact) mjackson@ixc-comm.com or
              AppliedTheory Communications, Inc.
              Kerry Hanna, 516/466-8422
              khanna@appliedtheory.com